Exhibit 99.1
For Immediate Release

Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces First Quarter Results
INDIANA, PENNSYLVANIA, May 9, 2006 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its first quarter results. For the three months ended March 31, 2006, revenues, operating income, net income and EBITDA1 reached record levels.
•	Revenues totaled $47.7 million, an 83.2% increase over the same period in 2005.

•	Operating income totaled $10.4 million, a 94.4% increase over the same period in 2005.

•	Net income for the three months ended March 31, 2006 totaled $6.4 million, while diluted earnings per share increased to $0.33.

•	EBITDA, a non-GAAP financial measure totaled $13.6 million, a 94.6% increase over the same period in 2005. For EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
Revenue for the three months ended March 31, 2006 was $47.7 million compared to $26.0 million for the same period in 2005, an increase of $21.7 million or 83.2%. Each of our operating regions had revenue increases over the same period in 2005. Increased activity levels at new and existing service centers, coupled with pricing improvements led to the increases in 2006. Stimulation, nitrogen, cementing and down-hole servicing revenues amounted to 56.2%, 12.2%, 21.8% and 9.8% of our revenues in the first quarter of 2006, respectively.
Cost of revenue increased 82.6% to $31.7 million for the three months ended March 31, 2006 compared to $17.4 million for the same period in 2005. As a percentage of revenue, cost of revenue decreased slightly to 66.6% in the first quarter of 2006 from 66.8% in the same period of 2005. This percentage decrease was primarily due to lower labor expenses and material costs, which was partially offset by higher depreciation expenses.
Selling, general and administrative, or SG&A, expenses were $5.5 million for the three months ended March 31, 2006 compared to $3.3 million for that same period in 2005, an increase of 68.4%. Labor expenses increased $1.2 million in 2006 over the same period in 2005 because we hired additional management, sales and administrative personnel to manage the growth in our operations. In addition, professional expenses and office expenses associated with being a public company increased $0.6 million in the first quarter of 2006 as compared to the same period in 2005.

Operating income was $10.4 million for the three months ended March 31, 2006 compared to $5.4 million for the same period in 2005, an increase of 94.4%. The primary reason for this improvement was higher revenues due to increased activity levels at new and existing service centers, coupled with pricing improvements. This increase in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above.
During the first quarter of 2006, our capital expenditures were $14.0 million. The increase was due to higher amounts of capital expenditures due to the opening of new service centers, as well as the purchase of additional equipment at existing locations.
We will host a conference call on Tuesday, May 9th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-362-5158 and ask for the Superior Well Services, Inc. 2006 first quarter financial results conference call. The confirmation code for the meeting is 96223948. A replay of the call will be available through May 24th at 888-286-8010. The conference ID for the replay is 86181642.
A simultaneous webcast of the call may be accessed over the Internet at http://www.superiorwells.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

[1]	We define EBITDA as net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (''Superior Well’’) and Bradford Resources, Ltd. (''Bradford’’). Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior immediately prior to its completion of an initial public common stock offering in August 2005.
At March 31, 2006, the accompanying consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well, Bradford and Superior GP. Superior Well and Bradford (“Partnerships”) were entities under common control arising from common direct or indirect ownership of each. The transfer of the Partnerships’ assets and liabilities to Superior (see Note 1) represented a reorganization of entities under common control and was accounted for at historical cost. The three month period ended March 31, 2005 includes the combined operations for the Partnerships. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2005	2006	%
	(Partnerships)	(Superior Well Services, Inc.)	change

Revenue	$26,025	$47,687	83.2%
Cost of revenue	17,380	31,736	82.6%

Gross profit	8,645	15,951	84.5%
Selling, general and administrative expenses	3,281	5,526	68.4%

Operating income	5,364	10,425	94.4%
Interest expense	(159)	(38)
Other (expense) income	10	141

Income before income taxes	5,215	10,528	101.9%
Income taxes
Current		3,830
Deferred		342

		4,172

Net income	$5,215	$6,356

Pro forma data (unaudited):
Historical income before taxes	$5,215
Pro forma income tax expense	2,262

Net income adjusted for pro forma income tax expense	$2,953

Diluted earnings per share		$0.33

Revenue by operating region (amounts in thousands):

	Three Months Ended March 31,
	2005		2006
	(Partnerships)		(Superior Well Services, Inc.)

Region
Appalachian	$15,361	59.0%	$24,520	51.4%
Southeast	7,541	29.0	12,389	26.0
Rocky Mountain	—	—	1,114	2.3
Mid-Continent	3,123	12.0	9,664	20.3

Total	$26,025	100.0%	$47,687	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended March 31,
	2005		2006
	(Partnerships)		(Superior Well Services, Inc.)

Technical pumping services	$23,616	90.7%	$43,019	90.2%
Down-hole surveying services	2,409	9.3	4,668	9.8

Total revenue	$26,025	100.0%	$47,687	100.0%

Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended March 31,
	2005	2006
	(Partnerships)	(Superior Well Services, Inc.)
Reconciliation of EBITDA to Net Income:
Net income (1)	$2,953	$6,356
Income tax expense	2,262	4,172
Interest expense	159	38
Depreciation and amortization	1,595	2,993

EBITDA	$6,969	$13,559

(1)	-2005 amounts include pro forma income tax expense.
Supplemental data (amounts in thousands):

	Three Months Ended
	March 31,
	2005	2006
	(Partnerships)	(Superior Well Services, Inc.)
Depreciation and amortization	$1,595	$2,993
Capital expenditures	6,425	14,031